CERTIFICATE OF INCORPORATION

                                       OF

                               MILLENIA HOPE INC.

                  FIRST:   The name of this corporation shall be:

                               MILLENIA HOPE INC.

                  SECOND: Its registered office in the State of Delaware is to be located at 1013 Centre Road, in the City of Wilmington, County of New Castle, 19805, and its registered agent at such address is CORPORATE AGENTS, INC.

                  THIRD:   The purpose or purposes of the corporation shall be:

                  To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                  FOURTH: The total number of shares of stock which this corporation is authorized to issue is:

                  Seventy Million (70,000,000) shares with a par value of One Tenth of One Million ($0.0001) per share, amounting to Seven Thousand Dollars ($7,000).

                  FIFTH:   The name and mailing address of the incorporator is
as follows:

                                    Kerry Spittel
                                    Corporate Agents, Inc.
                                    1013 Centre Road
                                    Wilmington, DE 19805

                  SIXTH:   The Board of Directors shall have the power to adopt,
amend or repeal the by-laws.

                  IN WITNESS WHEREOF, The undersigned, being the incorporator hereinbefore named, has executed, signed and acknowledged this certificate of incorporation this twenty-fourth day of December, A.D. 1997.



                                                            /s/
                                           ------------------------------------
                                           Kerry Spittel
                                           Incorporator